Exhibit 99.2
FARMER BROS. CO.
AMENDED AND RESTATED NOMINATING AND
CORPORATE GOVERNANCE COMMITTEE CHARTER

(as adopted by the Board of Directors on December 4, 2014)

Purpose

The Nominating and Corporate Governance Committee (the “Committee”) of the Board of
Directors (the “Board”) of Farmer Bros. Co. (the “Company”) is established for the principal purposes of (i) monitoring the Company’s corporate governance structure; (ii) assisting the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with corporate governance; (iii) ensuring that the Board is appropriately constituted in order to meet its fiduciary obligations, including by identifying individuals qualified to become Board members and members of Board committees, recommending to the Board director nominees for the next annual meeting of stockholders or for appointment to vacancies on the Board, and recommending to the Board nominees for each committee of the Board; and (iv) leading the Board in its annual review of the Board’s performance. This Charter specifies the scope of authority and responsibility of the Committee.

Organization, Membership and Meetings

1. The Committee shall be comprised of at least three directors who meet the independence, expertise and other qualification standards required by the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, the Securities and Exchange Commission (“SEC”) and Nasdaq.

2. Members of the Committee shall be appointed by the Board. Members of the Committee shall continue to be Committee members until their successors are appointed and qualified or until their earlier retirement, resignation or removal. Any member may be removed, with or without cause, by the approval of a majority of the independent directors then serving on the full Board. The Board may fill any vacancies on the Committee by a majority vote of the directors then in office.

3. The Committee shall meet at least once each year, with the authority to convene additional meetings, as circumstances require. The Committee may invite members of management, legal counsel or others to attend meetings and to provide relevant information. All directors who are not members of the Committee may attend and observe meetings of the Committee, may participate and provide input to the Committee in connection with identifying individuals qualified to become Board members and recommending to the Board director nominees for the next annual meeting of stockholders or for appointment to vacancies on the Board.

4. The Committee may form and delegate authority to subcommittees when appropriate, or to one or more members of the Committee.

5. The Board shall designate a Committee member as the Chairman of the Committee, or if the Board does not do so, the Committee members shall appoint a Committee member as Chairman by a majority vote of the authorized number of Committee members. The Chairman of the Committee shall preside at all meetings. At all meetings of the Committee, a majority of the members of the Committee shall constitute a quorum for the transaction of business, and the act of a majority of the members of the Committee present at a meeting at which a quorum is in attendance shall be the act of the Committee.

Members of the Committee may participate in any meeting by means of a conference telephone or similar communications equipment by means of which persons in the meeting can hear each other, and such participation shall constitute presence in person at such meeting. The Committee shall maintain written minutes of its meetings. Minutes of each meeting of the Committee shall be distributed to each member of the Committee and the Board. The Secretary of the Company shall retain the original signed minutes for filing with the corporate records of the Company. Any person present at a meeting may be appointed by the Committee as Secretary to record the minutes. The Committee may adopt additional rules of procedure, but when a matter of procedure is not addressed by Committee rules, the procedure specified by the Company’s Bylaws shall be followed. The Committee may also act by unanimous written consent as the Committee may decide.

Committee Authority, Responsibilities and Duties

The Committee shall have the following authority, responsibilities and duties:

1. Recommend to the Board and oversee the implementation and administration of the Company’s corporate governance structure and framework.

2. Monitor compliance with the Corporate Governance Guidelines.

3. Review and reassess the adequacy of the Corporate Governance Guidelines and Company Bylaws and recommend changes, as necessary, to the Board for its approval.

4. Consider questions of possible conflicts of interest between Board members or management and the Company and its subsidiaries, and monitor all other activities of Board members or management that could interfere with such individuals’ duties to the Company.

5. Oversee the annual performance evaluation process of the Board and Board committees (unless delegated to the respective chair of the committee), including conducting surveys of director observations, suggestions and preferences.

6. Monitor the independence (within the meaning of the Nasdaq listing requirements) of Board members.

7. Establish criteria, which shall be subject to the approval of the Board, for membership on the Board (including criteria for consideration of candidates recommended by the Company’s stockholders).

8. Based on the qualifications set forth in the Corporate Governance Guidelines, identify qualified individuals for Board membership; recommend to the Board nominees to stand for election at the annual meeting of stockholders, including consideration of recommendations from stockholders; recommend to the Board director nominees to fill vacancies on the Board as any such vacancies shall arise.

9. Evaluate (including with respect to satisfaction of applicable independence requirements) qualifications for service on Board committees; recommend to the Board membership on Board committees (including chair) and nominees to fill vacancies on Board committees as any such vacancies shall arise.

10. Evaluate and recommend to the Board for its approval any changes regarding the composition, size, structure and practices of the Board and its committees, including consideration of the Board’s leadership structure.

11. Make recommendations to the Board regarding director orientation and continuing education of directors.

12. Review its own performance, at least annually, for purposes of self-evaluation and to encourage the continuing improvement of the Committee in the execution of its responsibilities.

13. Regularly report to the Board on the Committee’s activities, recommendations and conclusions.

14. Review and reassess this Charter’s adequacy at least annually, propose changes to this Charter to the Board for its approval as necessary, and cause this Charter to be published in accordance with SEC regulations.

15. Engage, terminate the engagement of, and pay the fees and expenses of search firms, consulting firms, independent counsel, advisors and experts deemed necessary, as determined by the Committee, to permit the Committee to perform its duties under this Charter. The fees and expenses of these search firms, consulting firms, counsel, advisors and experts shall be paid by the Company, and the Company shall provide all other funding necessary for the Committee to perform its functions and responsibilities.

16. Perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

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